Exhibit 97

American Equity Investment Life Holding Company
Incentive-Based Compensation Recovery Policy
Effective October 2, 2023
(1)Recovery of Erroneously Awarded Compensation. The Company and its Affiliates will recover reasonably promptly the amount of Erroneously Awarded Incentive-Based Compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
(i)This Policy applies to all Incentive-Based Compensation Received by a person:
(A)after beginning service as an Executive Officer;
(B)who served as an Executive Officer at any time during the performance period* for that incentive-based compensation;
(C)while the Company has a class of securities listed on a national securities exchange or a national securities association; and
(D)during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described in Section (1) of this Policy. In addition to these last three completed fiscal years, this Policy applies to any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months will be deemed a completed fiscal year. An issuer’s obligation to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed.
(ii)For purposes of determining the relevant recovery period, the date that the Company is required to prepare an accounting restatement as described in Section (1) of this is the earlier to occur of:
(A)The date the Company’s Board, a committee of the Board, or the Company officer or officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement as described in Section (1) of this Policy; or
(B)The date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement as described in Section (1) of this Policy.

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* See Commission Release Nos. 33-11126; 34-96159; IC-34732 n.210.

(iii)The amount of incentive-based compensation that is be subject to the Company’s recovery policy (“Erroneously Awarded Incentive Compensation”) is the amount of Incentive-Based Compensation Received that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement:
(A)the amount will be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was Received; and
(B)the Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.
(iv)The Company will recover erroneously awarded compensation in compliance with this Policy except to the extent that (x) the conditions of Sections (1)(iv)(A), (B), or (C) of this Policy are met, and (y) the Company’s committee of independent directors responsible for executive compensation decisions, or in the absence of such a committee, a majority of the independent directors serving on the board, has made a determination that recovery would be impracticable.
(A)The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange.
(B)Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on violation of home country law, the issuer must obtain an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation, and must provide such opinion to the Exchange.
(C)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
(v)Notwithstanding any other policy or agreement, the Company will not indemnify any executive officer or former executive officer against the loss of erroneously awarded compensation.
(2)Disclosure. The Company will file all disclosures with respect to this Policy in accordance with the requirements of the Federal securities laws, including the disclosure required by the applicable Commission filings.

(3)Definitions. Unless the context otherwise requires, the following definitions apply for purposes of this Policy:
(A)Affiliate has the meaning provided in Commission Rule 12b-2.
(B)Board refers to the Company’s Board of Directors
(C)Commission refers to the U.S. Securities and Exchange Commission.
(D)Company refers to American Equity Investment Life Holding Company.
(E)Effective Date refers to the date first written above.
(F)Erroneously Awarded Incentive-Based Compensation has the meaning provided in Section (iii) of this Policy.
(G)Exchange refers to the New York Stock Exchange.
(H)Executive Officer means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policymaking functions for the issuer. Executive officers of the Company’s parent(s) or subsidiaries are deemed Executive Officers if they perform such policy making functions for the Company. Executive Officers include, in any event, anyone the Company identifies for purposes of Commission Regulation S-K part 401(b).
(I)Financial Reporting Measures are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Commission.
(J)Incentive-Based Compensation is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
(K)Policy refers to this American Equity Investment Life Holding Company Incentive-Based Compensation Recovery Policy.
(L)Received: Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

(4)Non-Exclusivity. The Policy does not limit, impair, or waive any rights of any Company or Affiliate under law or any other basis with respect to recovery or any other matters.
(5)Applicability. The Policy applies to all Incentive-Based Compensation Received by Executive Officers on or after the Effective Date that results from attainment of a Financial Reporting Measure based on or derived from financial information for any fiscal period ending on or after the Effective Date.
(6)Supersession. The Policy, to the extent applicable, replaces and supersedes the American Equity Investment Life Holding Company Incentive Compensation Repayment Policy.

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